CALECO PHARMA CORP.
Suite 410-103 East Holly Street,
National Bank Building
Bellingham, WA 98225
(360) 306-1133

February 9, 2010

Caleco Pharma Corp. Engages ICF Kursmakler AG
as Designated Sponsor on Frankfurt Stock Exchange and
BlueWater Advisory Group LLC as Investor Relations Consultant

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: WKN: A0N9Y0 Symbol: T3R.FSE; www.calecopharmacorp.com) Caleco Pharma Corp. (the “Caleco Pharma”) is pleased to announce that it has entered into a designated sponsorship agreement (the “Sponsorship Agreement”) with ICF Kursmakler AG (“ICF Kursmakler”), a German investment bank that is a designated sponsor on Frankfurt Stock Exchange’s Xetra trading platform, whereby ICF Kursmakler will act as the Company’s sponsor on the Frankfurt Stock Exchange. As the Company’s sponsor, ICF Kursmakler has agreed to provide additional liquidity of the Company’s shares on the Xetra trading system in accordance with the regulations of the Frankfurt Stock Exchange.

The term of the Sponsorship Agreement commences on March 1, 2010. Either party may terminate the Sponsorship Agreement without cause at the end of each quarter on six weeks notice. Neither party may terminate the Sponsorship Agreement prior to March 1, 2011.

Engagement of BlueWater Advisory Group

The Company is also pleased to announce that it has entered into a consulting agreement with BlueWater Advisory Group, LLC (“BlueWater”) whereby BlueWater has agreed to provide the Company with investor relations services.

The investor relations services to be provided by BlueWater include, among other things: the development of the Company’s investor relation strategies; preparation of executive summaries and corporate profiles; assisting in the preparation of news releases; assisting the Company in incorporating its investor relations strategy in the corporate website, and other steps to enhance the company's visibility among investors, analysts and portfolio managers.

In consideration of these services, the Company has agreed to pay BlueWater $3,500 per month, reimburse BlueWater for all out-of-pocket expenses incurred in connection with this agreement and issue to BlueWater 300,000 restricted shares of the Company’s common stock pursuant to Rule 506 of Regulation D of the Securities Act of 1933.

Either party may terminate the consulting agreement upon five days written notice.

About Caleco Pharma Corp.

Caleco Pharma is focused on the ongoing research and development of its broad pipeline of over-the-counter and prescription medications including its proprietary “Liver Health Formula” technology designed to treat moderate to severe liver maladies, including Hepatitis C viral infection. In addition Caleco Pharma is developing Food Supplements and over-the-counter Dermatological Products based on the active ingredients found in the Liver Health Formula. To date, Caleco Pharma’s intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the United States Patents and Trademarks Office will grant Caleco Pharma a patent in connection with its current patent applications; (ii) Caleco Pharma will be able to manufacture and produce its products or that its products will be effective; or (iii) it will be able to carry out any pre-clinical or clinical trials of its products. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Contact:

For more information contact:
At Caleco Pharma:
John Boschert
Tel: (360) 306-1133
www.calecopharmacorp.com/

For Investor Relations questions:

Bryan Crane
Managing Director
BlueWater Advisory Group
Tel: 805-426-5090
Email: info@calecopharmacorp.com